Exhibit 10.37

DISTRIBUTORSHIP AGREEMENT

THIS DISTRIBUTORSHIP AGREEMENT (the “Agreement”) is entered into and made effective as of ____________ (the “Effective Date”), by and between STAAR SURGICAL AG, a Swiss corporation, with a principal place of business at Hauptstrasse 104, CH – 2560 Nidau, Switzerland, (“STAAR”), and _______________, a corporation organized and existing under the laws of _________________, with its principal place of business at _______________________ (“Distributor”).

Recitals

A.       STAAR is engaged in the manufacture, global distribution and sale of ophthalmic products, including a range of devices for cataract, glaucoma and refractive surgery.

B.       Distributor is engaged in and has experienced and trained personnel for the marketing, distribution and sale of ophthalmic products in ________________.

C.       STAAR desires to engage Distributor, and Distributor desires to be engaged by STAAR, to market, distribute and sell the Products (as defined below) in _______________ on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual covenants and conditions contained herein, and other good and valuable consideration, the parties hereby agree as follows:

Agreement

1.	Appointment and Acceptance

1.1              STAAR hereby appoints Distributor, and Distributor hereby accepts such appointment, to purchase the Products from STAAR and market, distribute and sell them in the Territory on the terms and conditions set forth herein. Distributor shall not have the right to appoint any subdistributors, subcontractors or other third parties to market, distribute or sell the Products. All Products shall be marketed, distributed and sold solely under STAAR’s Trademarks. STAAR may utilize any of its affiliates to carry out STAAR’s obligations under this Agreement; provided that STAAR shall remain liable for the due observance and performance of this Agreement by any such affiliate.

1.2              Distributor shall (a) procure the Products solely from STAAR (or its affiliates) and not (b) procure, manufacture, market or sell in the Territory any implantable medical devices that compete directly or indirectly with the Products, during the term of this Agreement. Distributor shall use its best efforts to promote and sell the Products to the maximum number of responsible customers in the Territory.

1.3              Subject to Section 8.3, Distributor’s right to market, distribute and sell the Products in the Territory shall be exclusive. Distributor shall not sell any Products to a customer if Distributor knows or has reason to believe that such customer intends to remove those Products from the Territory. Distributor acknowledges and agrees that STAAR retains the right to sell the Products in the Territory directly or indirectly, including but not limited to via electronic commerce (without compensation to the Distributor). The Distributor shall cooperate with STAAR in servicing corporate accounts for customers operating in multiple Territories.

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1.4              During the term of this Agreement, and subject to the terms and conditions hereof, STAAR hereby grants to Distributor, and Distributor hereby accepts, the limited, nontransferable, nonexclusive right and license to use the trade name, trademarks, and logos of STAAR (collectively, “Trademarks”), without the right to grant sublicenses, solely in connection with the marketing, distribution and sale of the Products in the Territory pursuant to this Agreement. Distributor shall use and display the Trademarks solely in the manner, form, design, color and layout agreed by STAAR in its sole discretion. Distributor shall not use the Trademarks as part of or in combination with Distributor’s trade name or marks. Distributor shall only market, distribute and sell the Products under the Trademarks and shall not use the Trademarks in any advertising or promotional campaigns or otherwise, or use any confusingly similar names or logos, in any manner that, in STAAR’s sole discretion, may be misleading or harmful to STAAR (or its affiliates). Subject to the limited use rights granted to Distributor in respect of the Trademarks under this Agreement, all powers that would be conferred on authorized users under other laws are expressly excluded.

1.5              The term “Products” shall mean those certain products, specified by brand name, manufactured and marketed under the Trademarks by STAAR that are listed on Exhibit A-1 hereto. STAAR may from time to time modify or change the Products on Exhibit A-1 in its sole discretion, and if so, will notify Distributor promptly thereof. In the event that STAAR discontinues a Product, it will provide at least thirty (30) days’ prior written notice to Distributor. Distributor shall not modify, disassemble or reverse engineer any Product, in whole or in part.

1.6              The term “Territory” shall mean ________. Distributor shall not promote, market, distribute or sell the Products outside the Territory.

1.7              Except for the rights expressly granted to Distributor pursuant to Sections 1 and 2, Distributor acknowledges and agrees that STAAR reserves and retains all rights with respect to the marketing, distribution and sale of the Products in the Territory (and elsewhere). Notwithstanding any other provision hereof to the contrary, STAAR shall have the unrestricted right, at its sole discretion, directly or indirectly through third party distributors, to among other things (a) supply, market, distribute and sell any product in the Territory other than the Products, (b) supply, market, distribute and sell any Product in the Territory on an OEM basis under third party trademarks, and (c) market, distribute and sell the Products (or any other product) in any geographic region outside the Territory.

2.	Business of Distributor

Distributor is and shall remain an independent contractor. Distributor agrees that STAAR has granted it no authority to act or make any representations or warranties on behalf of STAAR. Distributor is at all times acting for its own account, and at its own expense. Distributor represents to STAAR that Distributor has trained and experienced personnel, facilities and other resources in the Territory in order to diligently, professionally and effectively market, distribute and sell the Products. Distributor shall comply with all applicable laws, statutes, regulations and treaties relating to the marketing, distribution and sale of the Products and the performance of its duties and obligations hereunder. Distributor shall be free to establish its own pricing for Products sold by Distributor and shall notify STAAR of its pricing, as in effect from time to time.

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3.	Term

The term of this Agreement shall commence on the Effective Date and terminate in _____________, on _____________, unless terminated earlier pursuant to the terms of this Agreement; provided, however, that this Agreement may be renewed for successive one (1) year periods if STAAR and Distributor expressly agree in writing and in their sole discretion to renew this Agreement prior to the foregoing termination date or any successive renewal term.

4.	Prices and Terms

4.1              The prices which Distributor shall pay to STAAR for the Products shall be as specified on Exhibit A 1. Such prices are exclusive of any national, state, local or other governmental sales, transfer, use, excise, value-added or other taxes, customs duties, or similar tariffs and fees, which shall be the sole responsibility of Distributor. In the event that STAAR is required to pay any such taxes, duties, tariffs or fees, the full amount thereof shall be added to the applicable invoice and payable by Distributor. Company may change the prices of the Products from time to time with thirty (30) days prior written notice to Distributor.

4.2              Payment for the Products shall be in U.S. Dollars, or such other currency as STAAR may require in its sole discretion, and made within thirty (30) days of STAAR’s invoice. Late payments shall be subject to an interest charge of 1% per month or the maximum amount permitted by applicable law, whichever is less.

4.3              In the event STAAR establishes a line of credit for Distributor or permits Distributor to purchase Products on open account, STAAR retains title to said Products and reserves all rights with respect to such delivered Products permitted by law, including, without limitation, the rights of recession, repossession, resale and stoppage in transit until the full amount due from Distributor in respect of such Products has been paid.

5.	STAAR Obligations

STAAR shall, during the term of this Agreement:

5.1              Provide Product training, at mutually acceptable times and places, for a reasonable number of Distributor’s personnel; provided that Distributor shall pay all expenses of its personnel attending such training sessions (including without limitation salaries and transportation);

5.2              Furnish Distributor, without charge, reasonable quantities of English-language Product literature which STAAR may publish or prepare from time to time;

5.3              Render reasonable periodic assistance to Distributor on Product technical and sales issues; and

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5.4              Invoice Distributor for each Product sold by Distributor.

6.	Distributor Obligations

Distributor shall, during the term of this Agreement, and at its expense:

6.1              Actively use its best efforts to advertise, promote and penetrate the market for the Products in the Territory;

6.2              Employ adequate staff having specialized technical training, maintain adequate stocks of Products, and maintain facilities and other resources within the Territory, at its own expense, in order to maximize the distribution and sale of the Products;

6.3              Provide STAAR with an annual marketing plan setting forth Distributor’s plan for the marketing, distribution and sale of the Products in the Territory, including (a) Distributor’s goals and objectives for Product promotion, sales, and distribution, (b) advertising campaigns for trade journals and other publications, (c) customer training and education, (d) participation at trade shows and exhibits, (e) special promotions and financing and acquisition programs, such as reagent rental programs, (f) distribution strategies and market analysis, including a detailed summary of the activities of competitors in the marketplace, and (g) anticipated capital expenditures, personnel requirements and other resources to be utilized in the succeeding year;

6.4              Participate in appropriate exhibitions and trade shows as part of its marketing of the Products in the Territory, it being understood and agreed that STAAR and its affiliates also shall have the right to participate in exhibitions and trade shows in the Territory;

6.5              Submit to STAAR regular quarterly status reports reflecting sales activities (detailed by customer name and units sold per customer per month), anticipated requirements of customers in the Territory, general market conditions, and a summary of activities by competitors;

6.6              Provide customer training and warranty services; and

6.7              Refrain from making any claims or representations concerning the Products other than as set forth in the applicable specifications or labeling therefor and never disparage either STAAR or the Products.

6.8       In the event that Distributor terminates this Agreement, then for one year thereafter, Distributor shall not sell, promote, advertise or market in the Territory products which are competitive with the Products.

7.	Forecasts/Purchase Orders/Minimum Product Quantities

7.1              Distributor shall on a calendar-quarter basis furnish to STAAR a written good-faith, non-binding estimate of Distributor’s Product requirements in the Territory and requested shipping dates (the “Forecast”) for each of the succeeding twelve (12) months. Any purchase orders issued by Distributor are subject to acceptance by STAAR and will not be deemed accepted until a written confirmation has been dispatched by STAAR.

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7.2              Distributor shall order Products from STAAR under this Agreement by submitting to STAAR a written purchase order specifying Products, quantities, and requested delivery dates to enable STAAR to fill the order. Each purchase order submitted to STAAR is subject to acceptance by STAAR at its offices to which such order was submitted. The purpose of the purchase order to be issued under this Agreement is for scheduling only; no terms and conditions of Distributor’s purchase orders or any other document or instrument of Distributor shall be binding upon STAAR or amend or modify this Agreement in any manner, notwithstanding any language to the contrary contained in any such purchase order, instrument or document. Distributor should place its last order in each quarter by the tenth day of the last month in each quarter (e.g., March 10, June 10, September 10, and December 10).

7.3              During each Contract Year, as defined below, Distributor shall purchase from STAAR the minimum quantity of each Product that shall be mutually agreed between the parties in advance of the applicable Contract Year (“Minimum Product Quantities”). The Minimum Purchase Quantities for the Contract Year are as set forth on Exhibit B attached hereto. Within ninety (90) days prior to the expiration of each Contract Year, the parties will discuss in good faith and agree on the Minimum Product Quantities for the successive Contract Year; provided, however, that, if the parties fail to reach agreement on or otherwise specify the Minimum Purchase Quantities for the successive Contract Year, the Minimum Product Quantities for such successive Contract Year shall be __________ percent (___%) of the Minimum Purchase Quantities for the existing Contract Year. “Contract Year” means for the first Contract Year of the Agreement, the period commencing on the Effective Date hereof and ending one year thereafter and for subsequent Contract Years, the successive twelve (12) month period thereafter. Failure of Distributor to purchase the Minimum Purchase Quantities for any Contract Year, shall be considered a material breach of this Agreement.

8.	Delivery

8.1              Delivery of all Products ordered by Distributor shall be made Ex Works at STAAR’s export manufacturing or other facility or named shipping point as determined by STAAR. ICC INCOTERMS (2010 edition) shall apply, except insofar as these INCOTERMS may be inconsistent with the terms of this Agreement.

8.2              In the event Distributor fails to take delivery and/or shipment of Products pursuant to the terms of this Agreement: (a) STAAR shall be entitled to store the Products in a warehouse at the expense and risk of Distributor; (b) the price of the Products shall become immediately due and payable by Distributor; and (c) after thirty (30) days from the date upon which the price becomes payable, STAAR may dispose of the Products in a commercially reasonable manner without notice to Distributor and recover any shortfall and related expenses from Distributor.

8.3              All Products ordered pursuant to accepted purchase orders shall be scheduled for delivery in accordance with STAAR’s then current and normal delivery times.

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9.	Warranty and Quality Control

9.1              STAAR warrants that, for the period of twelve (12) months from the date of delivery to Distributor hereunder (the “Warranty Period”), the Products will meet STAAR’s published specifications or labeling for such Products as in effect at the time of such delivery (“Warranty”). To the maximum extent permitted by applicable law and except as otherwise stated in this Agreement: (a) the foregoing Warranty is exclusive; and (b) all other terms, representations, undertakings, rights, remedies and warranties are excluded, whether express or implied (including but not limited to any warranties of merchantability, fitness for a particular purpose or against infringement). To the maximum extent permitted by applicable law, the exclusive remedy for breach of the Warranty shall be, at STAAR’s option, the repair or replacement, at STAAR’s expense, of the non-conforming Product; provided that Distributor notifies STAAR of the non-conformity and returns the non-conforming Product within the Warranty Period. Products may only be returned by Distributor when accompanied by a return material authorization number issued by STAAR. Shipping expenses for Products returned by Distributor will be prepaid by Distributor. STAAR shall pay for the return or replacement shipment to Distributor of Products repaired or replaced under the Warranty. For Products returned for repair or replacement that are not covered under Warranty, STAAR’s standard repair charges shall be applicable in addition to all shipping expenses. The above Warranty is contingent upon proper installation, use and maintenance of the Products and does not apply to Products which have been misused, mishandled, adulterated, repaired or modified without STAAR’s written approval. To the maximum extent permitted by applicable law, STAAR shall not be responsible for any incidental or consequential loss, damage, or expense which arises directly or indirectly from the use of any Product. Without limiting the above, and to the maximum extent permitted by applicable law, Distributor’s sole remedy in contract or in tort (including in negligence) and STAAR’s liability shall be limited to the repair or replacement of any Product which is returned to and found to be defective or non-conforming by STAAR.

9.2              Distributor shall not make any representation or warranty as to the Products except for the warranty stated in Section 9.1 above. Distributor shall not alter the Products and shall not recommend or knowingly sell the Products for any uses except as described in STAAR’s Product label and labeling and in accordance with the written instructions and warnings furnished by STAAR. Distributor agrees to deliver to its customers at or before sale all specifications, inserts, instructions, and warnings furnished by STAAR and to retain records evidencing such delivery.

10.	Regulatory and Post-Market Surveillance Requirements

10.1          During the term of this Agreement and for at least ten (10) years thereafter, Distributor shall maintain records to allow for traceability of individual serial/lot numbers to customers for all sales of the Products. Upon request by STAAR, Distributor shall supply STAAR with a report of the information contained in such records.

10.2          In the event that STAAR deems it necessary to recall any Product, or any governmental authority requests recall of any Product distributed or sold by Distributor in the Territory, Distributor and STAAR shall cooperate fully with each other in effecting such recall, with an effort to reduce as much as possible the expense thereof and Distributor must notify STAAR of any contemplated or requested recalls as soon as possible (and at all times within any period required to notify any regulatory authority under applicable law) and prior to Distributor taking any steps to effect such a recall. Without limiting Distributor’s obligations under law, as between Distributor and STAAR, the decision of whether or not to recall any Product shall be made solely by STAAR. Distributor shall notify all customers who received the recalled Product and shall record all receipts of Product returned under any recall. Distributor shall maintain copies of recall notification letters and maintain distribution logs that detail where each Product was shipped by Distributor.

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10.3          Distributor shall fully document and inform STAAR in writing of any Complaints or other matters addressed in this Section 10. Documentation with respect to Complaints shall include the Product model and serial or lot number, customer contact information, and as much detail as possible regarding the nature of the Complaint. Distributor will forward to STAAR any Complaint involving significant bodily injury, illness or death resulting from use of Products within one (1) calendar day of receipt and Distributor must notify STAAR of any such incident prior to issuing any notice required by law in respect of such incident (including those to be issued to governmental or regulatory authorities). Distributor shall forward to STAAR all other Complaints within five (5) calendar days of receipt. If any evaluation of Product involved in a Complaint by STAAR is necessary or appropriate, Distributor will use best efforts to retrieve the affected Product, if available, and return it to STAAR. STAAR will pay for the return shipment of such Product to STAAR. STAAR will be responsible for investigating all Complaints, determining if reporting to regulatory authorities in the Territory is required, and submitting such reports to regulatory authorities when required. The term “Complaints” as used in this Section 10.3 means any report, complaint or other communication received by Distributor (or its employees, contractors, agents or representatives) from end users of Products or their healthcare providers related to the safety or efficacy of the Products.

10.4          STAAR informs Distributor that Sections 10.1, 10.2, and 10.3 above are requirements of the Medical Device Directive (93/42/EEC), and that non-compliance by Distributor of these Sections will constitute grounds for STAAR to immediately cease supply of Products to Distributor and will be deemed a failure by Distributor to perform a material obligation, warranty, duty or responsibility hereunder.

10.5          Distributor acknowledges and agrees that it has full understanding of and shall duly observe and abide by any and all legal and regulatory requirements applicable to the import, commercialization, marketing, distribution or sale of Products in the Territory (collectively, “Regulatory Requirements”). Distributor further acknowledges and agrees that STAAR does not take any, and shall not be responsible for, any legal liability or responsibility for damages, costs or legal consequences that may result from any failure by Distributor to observe or comply with any Regulatory Requirements.

10.6          Distributor shall observe all transport and storage requirements and conditions applicable to the Products as indicated on any Product packaging.

11.	Governmental Approvals and Registrations

11.1          With the exception of the health registrations for the Products provided for in Section 11.2 below, Distributor shall secure (and provide copies thereof to STAAR) all necessary governmental permits, licenses, sponsorships and registrations required in connection with the importation and resale of the Products in the Territory. Upon expiration or termination of this Agreement, Distributor shall transfer to STAAR (or its nominee) all right and title to all sponsorships or import licenses or permits governing the importation and resale of the Products into the Territory.

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11.2          STAAR shall provide to Distributor all necessary information and data to obtain appropriate health registrations and applications in the Territory. Distributor shall use its best efforts to obtain all necessary registrations, which registrations shall be obtained in the name of STAAR. Distributor agrees that it will have no right or interest in said registrations and applications; that STAAR is and shall remain the exclusive owner of such registrations and applications free and clear of any claims by Distributor; and that Distributor shall make no claim to the same at any time during or after the term of this Agreement. Distributor shall respect such property rights of STAAR and comply with all local laws and regulations in respect thereof. Distributor shall also assist STAAR, at STAAR’s request, in taking any steps necessary to defend such rights, and any reasonable expenses incurred in this regard by Distributor shall be reimbursed by STAAR.

11.3          Distributor shall at all times keep STAAR apprised of all Regulatory Requirements and any changes thereto and, on an annual basis, shall report to STAAR in writing of any such changes and confirm in such report that there have been no changes in any Regulatory Requirements other than as specified in the annual report.

11.4          Copies of all permits, licenses, sponsorships and registrations referred in Sections 11.1 and 11.2 shall be promptly forwarded to STAAR.

12.	STAAR’s Proprietary Information and Rights

12.1       Distributor recognizes and understands that all information not generally known concerning Company and the Products, including but not limited to Company’s organization and business affairs, customer lists, sales information, operating procedures and practices, technical data, designs, software, know-how, trade secrets, and processes (the “Proprietary information”), whether owned by Company or licensed by Company from third parties, are subject to a valuable proprietary interest of Company, and that Distributor is under an obligation to maintain the confidentiality of such Proprietary Information. Without limiting the generality of the foregoing obligations, Distributor agrees that for the term of this Agreement and thereafter until such time as the Proprietary information is in the public domain, Distributor will (i) not disclose, publish or disseminate any Proprietary Information, (ii) not use any Proprietary Information for its own account, (iii) not authorize any other person to disclose, publish or disseminate the Proprietary information, and (iv) treat all Proprietary Information in a confidential manner, including appropriate marking and secure storage of written Proprietary Information.

12.2       No title or ownership of the software bundled or included with any Product (“Software”) is transferred to Distributor, and such Software remains the proprietary property of Company. The Software is protected by the U.S. Copyright. Act and by international copyright treaties. All Software, including documentation and any subsequent updates provided by Company to Distributor, is licensed only for use on the single Product on which the Software is first installed. Unauthorized copying of the Software is expressly forbidden, and Distributor agrees not to distribute copies of the Software to nonlicensed parties. In no event shall Distributor reverse engineer, decompile, or disassemble the Software.

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12.3       Distributor acknowledges that the Company is the owner and/or licensee in the Territory of the trademark(s) indicated on the Product packaging, advertising or promotional material or utilized in the sale of the Products (the “Trademarks”). During the term of this Agreement, Distributor is authorized to use the Trademarks solely in connection with Distributor’s advertisement, promotion and distribution of the Products in the Territory. Whenever the Trademark is used, e.g., on any package, label or advertisement, the right or most prominent use shall always be accompanied by a legend acceptable to Company indicating that the Trademark is licensed to the Distributor by Company.

12.4       Distributor shall neither use nor permit others to use the name “STAAR”, or any abbreviation or modification thereof, or the Trademarks or any other trademark or trade name of Company as part of the Distributor’s firm name or corporate titles, in signs or in letterheads without the prior written consent of Company. Distributor may designate itself as a Distributor of Products in the Territory in such form and manner as Company may approve of in advance in writing. Distributor shall not grant this privilege to any third party or to any affiliates without Company’s prior written consent.

12.5          Distributor acknowledges that Company owns and retains all patents, trademarks, copyrights and other proprietary rights in the Products, and agrees that it will not at any time during or after the termination of this Agreement assert or claim any interest in or take any action which may adversely affect the validity or enforceability of any trademark, trade name, trade secret, copyright, or other proprietary right owned by or licensed to Company. No license, either express or implied, is granted to the Distributor by this Agreement to any patents, trademarks, copyrights, processes, or other proprietary rights of Company or its affiliates, except the right to sell the Products sold to the Distributor hereunder in the Territory, and the license to use the Software and Trademarks in connection therewith.

12.6          Distributor acknowledges that any breach of the provisions of this Section shall result in serious and irreparable injury to STAAR for which STAAR cannot be adequately compensated by monetary damages alone. Thus, Distributor agrees that, in addition to any other remedy it may have, STAAR shall be entitled to enforce the specific performance of the obligations of Distributor under this Section and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without the necessity of proving actual damages. Distributor shall be responsible for any breach of the provisions for this Section by any employee, agent or representative of Distributor.

13.	Indemnification; Infringement; Insurance; and Limitation of Liability

13.1          Distributor shall indemnify, defend with competent and experienced counsel and hold harmless STAAR, and its officers, directors, employees, affiliates and agents (each, a “Indemnities”), from and against any and all claims, demands, suits or actions (including without limitation attorneys’ fees and disbursements) which may be asserted against STAAR for any kind of damages, including without limitation damage or injury to property or persons and incidental and consequential damages, by any third party or any of the Indemnities arising out of, in connection with or resulting from (a) any breach of any representation or performance obligation of Distributor hereunder, or (b) any act or omission of Distributor, its employees, agents or representatives.

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13.2          Distributor shall, at its own expense, maintain at a minimum general and product liability coverage in the Territory of at least US$2 million per occurrence, US$5 million in the aggregate. On a separate endorsement, Distributor shall name STAAR as an additional named insured. Such separate endorsement shall indicate that Distributor’s insurance is primary and that STAAR’s coverage as an additional named insured is not contributory. Each such insurance policy and endorsement shall provide that the insurance will not be canceled or reduces without at least thirty (30) days’ prior written notice to STAAR. On request, Distributor shall provide STAAR with copies or certificates of all such insurance policies.

13.3          EXCEPT FOR EACH PARTY’S CONFIDENTIALITY OBLIGATIONS SET FORTH IN SECTION 12 AND INDEMNIFICATION OBLIGATIONS SET FORTH IN THIS SECTION 13, WITHOUT LIMITING ANY RIGHT DISTRIBUTOR MAY HAVE UNDER LOCAL STATUTES THAT CANNOT BE EXCLUDED, RESTRICTED OR MODIFIED, NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES, OR FOR DAMAGES DUE TO LOSS OF PROFITS, LOSS OF BUSINESS, LOSS OF USE OR DATA, OR INTERRUPTION OF BUSINESS, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

14.	Termination

14.1          STAAR or Distributor shall have the right, at its option, to terminate this Agreement, by giving written notice to the other party, effective immediately on receipt of such notice, on the occurrence of any of the following events:

(a)               In the event that the other party becomes or is deemed insolvent; proceedings are instituted by or against it in bankruptcy, insolvency, reorganization or dissolution; or it makes a general assignment for the benefit of creditors;

(b)               In the event that the other party fails to observe or perform any obligation, warranty, duty or responsibility under this Agreement and such failure continues unremedied for a period of thirty (30) days following written notice thereof by the non breaching party; or

14.2          STAAR shall have the right to terminate this Agreement by giving written notice to Distributor, effective immediately on receipt of such notice, (a) if Distributor fails to meet the Annual Minimum Volume as set forth in Section 7.2 or (b) pursuant to Section 15, or in the event the parties are unable to agree upon changes in the prices for Products within thirty (30) days following STAAR’s notice thereof.

14.3          Notwithstanding the provisions of Section 3 above, either party shall have the right to terminate this Agreement, without cause, upon no less than ninety (90) days’ prior written notice to the other party.

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14.4          Upon any termination or expiration of this Agreement:

(a)               All sums due to either party from the other shall be promptly paid;

(b)               Distributor orders received and accepted by STAAR prior to the effective date of the termination of this Agreement shall be fulfilled in accordance with their terms;

(c)               All property belonging to one party but in the custody of the other shall be returned;

(d)               STAAR shall have the option to repurchase any or all current and resalable Products in Distributor’s inventory at eighty percent (80%) of Distributor’s original net purchase price (reflecting a twenty percent (20%) restocking and administrative fee);

(e)               Distributor shall cease all display, advertising and use of STAAR trade names, trademarks (including the Trademarks), logos and designations, except uses on the Products which remain in Distributor’s possession, and shall transfer all registrations and sponsorships for the Products to STAAR or its designee; and

(f)                The parties have considered the possibility that one or both parties will incur expenses in preparing for performance of this Agreement and that one or both parties will incur expenses and suffer losses as a result of termination, and the parties have nevertheless agreed that the terminating party shall not incur any liability whatsoever for any damage, loss or expense of any kind suffered or incurred by the other party (or for any compensation to the other party) arising from or incident to any termination or non-renewal of this Agreement by the terminating party pursuant to its terms, whether or not the terminating party is aware of any such damage, loss or expense. Without limiting the generality of the foregoing, upon any termination of this Agreement by either Party in accordance with its terms (or otherwise), in no event shall STAAR be required to pay to Distributor any “good will” or other payment of any nature or kind based on the sales, business development or other activities of Distributor during the term of this Agreement. Distributor, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under the laws and regulations of the Territory or otherwise which are not granted to it or them by this Agreement. Termination is not the sole remedy under this Agreement, and, whether or not termination is effected, all other remedies shall remain available.

15.	U.S. Laws and Regulations

15.1          Distributor acknowledges and agrees that it shall comply in all respects with all United States and local country laws, regulations and standards applicable to its activities under this Agreement, including but not limited to the exporting and importing requirements (including the prohibition of the re-export of Products and associated technical data) set forth in this Agreement and in applicable governmental regulations.

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15.2          Distributor warrants and represents that neither Distributor nor any person acting on Distributor’s behalf shall make, directly or indirectly, any offer or promise or authorization of a bribe, kickback, payoff or any other payment or gift intended to improperly influence an agent, government official, political party or candidate for public office to exercise their discretionary authority or influence in order to assist in the sale, marketing, promotion, importation, licensing or distribution of the Products and shall complete and sign the attached Foreign Corrupt Practices Certification (Exhibit C). Specifically, Distributor shall not (a) violate any applicable anti-bribery or anti-corruption laws; or (b) offer, pay or promise to pay, give or promise to give, or authorize the payment or giving of, anything of value to any official representative of any Governmental Entity or authority or any political party or officer thereof or any candidate for office in any jurisdiction (individually and collectively, a “Government Official”), (i) for the purpose of (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his lawful duty, (C) securing any improper advantage, or (iv) inducing such Government Official to influence or affect any act or decision of any Government Entity, or (ii) in order to assist Distributor in obtaining or retaining business for or with, or directing business to Distributor or any of its affiliates. The term “Governmental Entity” as used in this Section 15.2 means any government or any department, agency or instrumentality thereof, including any entity or enterprise owned or controlled by a government, or a public international organization. Distributor shall maintain for at least two (2) years and make readily available to STAAR or its duly authorized representatives’ books, records and accounts prepared in accordance with generally accepted accounting principles that accurately and completely reflect the nature of every transaction related to the sale of the Products.

16.	Data Protection

16.1       For the purposes of this Section, the following terms shall have the following meanings:

“Data Protection Laws” means any applicable data protection or privacy laws. It shall include: (a) the EU Data Protection Directive 95/46/EC and EU ePrivacy Directive 2002/58/EC as implemented by countries within the European Economic Area (“EEA”); (b) from 25 May 2018, the EU General Data Protection Regulation (“GDPR”) as implemented by countries within the EEA and the UK; and/or (c) other laws that are similar, equivalent to, successors to, or that are intended to or implement the laws that are identified in (a) and (b) above;

“Shared Personal Data” shall have the meaning as set out in Section 16.4; and

The terms “data controller”, “data subject”, “personal data”, “processing”, and “sensitive personal data” shall have the same meanings ascribed to them under Data Protection Laws.

16.2          STAAR and Distributor each acknowledge and agree that where a party processes personal data under or in connection with this Agreement it alone determines the purposes and means of such processing as a data controller.

16.3          Each Party confirms that it has complied, and will continue to comply, with its obligations relating to personal data that apply to it under applicable Data Protection Laws.

16.4          To the extent Distributor discloses, provides or otherwise makes available, personal data to STAAR under or in connection with the Agreement (“Shared Personal Data”), Distributor acknowledges that STAAR and/or its service providers or agents may process such Shared Personal Data for any purpose related to this Agreement, including, without limitation, for any purpose necessary for STAAR and/or its service providers or agents to comply with applicable law.

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16.5          In connection with the Shared Personal Data, Distributor warrants that it: (a) has provided adequate notices to, and obtained valid consents from, the relevant individuals, in each case, to the extent necessary for STAAR and/or its service providers or agents to process the Shared Personal Data (including any sensitive personal data) in connection with this Agreement which may include the transfer of the Shared Personal Data to STAAR outside of the EEA; and (b) shall not, by act or omission, cause STAAR to violate any Data Protection Laws, notices provided to, or consents obtained from, data subjects as result of processing the Shared Personal Data in connection with this Agreement.

16.6          To the extent of any conflict in relation to personal data between the terms contained in this Section and the rest of the Agreement, then the terms of this Section shall control to the extent of such conflict.

17.	Survival

In addition to Distributor’s obligation to pay STAAR all amounts due hereunder, the provisions under Sections 9, 10, 11, 12, 13, 14, 15, 16, 17, 18, 19, 24 and 25 shall survive termination of the Agreement, as well as such other provisions which by their meaning and intent have applicability beyond the terms of this Agreement.

18.	Publicity

Distributor agrees that any publicity or advertising which shall be released by it in which STAAR is identified in connection with the Products shall be in accordance with the terms of this Agreement and with any information or data which STAAR has furnished in connections with this Agreement (or related to the Product). STAAR shall have the right to review and approve all such publicity and advertising prior to dissemination thereof.

19.	Assignment

Neither party may, directly or indirectly (including in connection with a change of control transaction), transfer or assign this Agreement or any of the rights or obligations hereunder without the prior written consent of the other; provided that STAAR may assign any of its rights and delegate any of its obligations hereunder to its subsidiaries and affiliated companies or in connection with a sale or transfer of all or substantially all of its business to which this Agreement relates, whether by merger, sale of assets or otherwise, without Distributor’s prior written consent. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

20.	Integrated Agreement

This Agreement constitutes the entire understanding and agreement between STAAR and Distributor regarding the subject matter hereof and terminates and supersedes all prior formal or informal understandings or agreements relating thereto.

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21.	Force Majeure

Performance of the parties hereto of their respective obligations hereunder shall be subject to force majeure and acts of God, including but not limited to insurrections, riots, wars and war-like operations, terrorist acts, explosions, governmental acts, epidemics, failure of contractors to perform, strikes, fires, accidents, acts of any public enemy, inability to obtain required materials, supplies, products or qualified labor, delay in transportation and any applicable law, regulation or restriction of any foreign, federal, state or local governmental entity or instrumentality. However, the parties hereto shall use their commercially reasonable efforts to avoid, remove or cure said circumstances. Any party temporarily excused for performances hereunder by any such circumstance shall resume performance with utmost dispatch when such circumstances are removed or cured. Any party claiming such circumstances as an excuse for delay in performance shall give prompt notice in writing thereof to the other party. Nothing herein and no contrary provisions of any law, regulation, or governmental pronouncement shall, however, relieve Distributor of its obligation to make the payments to STAAR required hereunder at the times and in the manner herein specified.

22.	No Waiver

No waiver by either party of any breach or default of any of the covenants or agreements herein contained shall be deemed a waiver as to any subsequent or similar breach or default. No right or remedy herein conferred upon either party is exclusive of any other right or remedy herein or by law or in equity provided or permitted.

23.	Severability

This Agreement is divisible, and provisions herein held to be violate of any applicable treaties, statutes or regulations of any governmental agency having jurisdiction shall effect only that portion held to be invalid or inoperative, and the remaining portions of this Agreement shall remain in full force and effect.

24.	Notice

Any notice required or permitted to be given hereunder shall be in writing and (a) delivered in person or by internationally-recognized express delivery or courier service (e.g., FedEx, DHL or UPS), (b) sent by facsimile, or (c) deposited in the mail registered or certified first class, postage prepaid and return receipt requested (provided that any notice given pursuant to clause (b) is also confirmed by the means described in clause (a) or (c)), to the address or facsimile number of the party appearing below its signature below or to such other address as such party from time to time may designate in writing in compliance with the terms hereof. Each notice shall be deemed given when so delivered personally, or sent by facsimile transmission, or, if sent by express delivery or courier service four (4) business days after being sent, or if mailed, ten (10) days after date of deposit in the mail.

25.	Governing Law and Dispute Resolution

25.1          This Agreement, which is in English, shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof. The parties hereby expressly disclaim and exclude any applicable provisions of the United Nations Convention for the International Sales of Goods.

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25.2          The parties waive their rights to seek remedies in court (except where the relief sought is an injunction or other equitable relief), including any right to a jury trial. Except in a case where the relief sought is an injunction or other equitable relief, the parties agree that any dispute between the parties arising out of, relating to or in connection with this Agreement, whether characterized or sounding in contract or tort or otherwise, shall be resolved exclusively through binding arbitration conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with the said Rules. The arbitration shall be held in Los Angeles, California, USA. Judgment upon the award rendered may be entered in any court having jurisdiction. Each party shall bear its own expenses of the arbitration, but the arbitration fees and costs shall be borne equally between the parties participating in the arbitration. Disputes shall not be resolved in any other forum or venue.

26.	Counterparts

This Agreement may be executed in duplicate counterparts, each of which shall be deemed to be an original and all of which counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, STAAR and Distributor have caused their duly authorized representatives to execute this Distributorship Agreement on this __ day of ____, 20___.

STAAR SURGICAL AG	DISTRIBUTOR

By:	By:
Name:	Name:
Title:	Title:

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EXHIBIT A-1

List of Products and Prices

All prices in U.S. dollars, or such other currency as STAAR determines in its sole discretion.

A-1-1

EXHIBIT B

Minimum Product Quantities

B-1

EXHIBIT C

Foreign Corrupt Practices Certification

I, _________, as the [__________] of ___________ hereby certify as follows:

1.	I understand and will comply with the anti-bribery provisions of the U.S Foreign Corrupt Practices Act and the UK Bribery Act. Neither I, nor any person employed by me or my business or representing my business, has or will make, offer, promise or authorize, directly or indirectly, any payment or transfer of anything of value to any official, representative or employee of any government, government agency or instrumentality, for the purpose of influencing a decision by any of them to take actions favorable to STAAR Surgical Company or its subsidiaries (“STAAR”) or represent them on any matter related directly or indirectly to the purchase of any of STAAR’s products.

2.	No officer, director, partner, owner, principle, employee or agent of my business is an official or employee of a governmental agency or instrumentality in a position to influence action or decisions regarding me or my business activities on behalf of STAAR and I will inform STAAR, by written notice, if, and as soon as , any such person assumes such a position as official or employee of a governmental agency or instrumentality while at the same time remaining an officer, director, partner, owner, principle, employee or agent of mine or my business at which time STAAR may elect to terminate this contract without any further liability to me or my business.

3.	I will indemnify an hold harmless STAAR from any and all fines, damages, losses, costs and expenses (including without limitation reasonable attorneys’ fees) incurred by STAAR as a result of any breach of this Certification by me.

4.	I understand and agree that failure to comply with the terms of this Certification will entitle STAAR to terminate any and all if its contractual relationships with me and my business.

DISTRIBUTOR:

By:

Officer Title:

Print Name:

Date:

C-1